Exhibit 99.1

Iconix Brand Group Reports Record Revenue and Earnings for the First Quarter 2011

- Q1 total revenue of $92.4 million, a 29% increase over the prior year quarter

- Q1 non-GAAP Iconix net income of $33.7 million, a 25% increase over the prior year quarter

- Q1 Iconix EBITDA of $58.8 million and Q1 free cash flow of $45.9 million

- Q1 diluted non-GAAP Iconix EPS of $0.45 compared to $0.36 in the prior year quarter

- Increasing revenue and earnings guidance to reflect strong Q1 and Ed Hardy transaction

NEW YORK, April 27, 2011 /PRNewswire/ — Iconix Brand Group, Inc. (NASDAQ: ICON) ("Iconix" or the "Company"), today announced financial results for the first quarter ended March 31, 2011.

Q1 2011 results for Iconix Brand Group, Inc.:

Total revenue for the first quarter of 2011 was approximately $92.4 million, a 29% increase as compared to approximately $71.7 million in the first quarter of 2010. EBITDA attributable to Iconix for the first quarter was approximately $58.8 million, a 19% increase as compared to approximately $49.4 million in the prior year quarter. Free cash flow for the quarter was $45.9 million a 15% increase as compared to approximately $40.1 million in the prior year quarter. On a non-GAAP basis, which excludes non-cash interest related to the Company's convertible debt, net income attributable to Iconix increased 25% to approximately $33.7 million, as compared to $27.0 million in the prior year quarter and non-GAAP diluted earnings per share for the first quarter of 2011 was $0.45 versus $0.36 in the prior year quarter. On a GAAP basis, net income attributable to Iconix increased 27% to approximately $31.4 million, as compared to approximately $24.8 million in the prior year quarter and GAAP diluted earnings per share for the first quarter of 2011 was $0.42 versus $0.33 in the prior year quarter. EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, "2011 is off to a strong start and I am pleased to announce that we achieved better than expected revenue and earnings in the first quarter.  Our outperformance was driven by strength across our portfolio of brands, most notably our direct-to-retail brands, which continue to gain shelf space. We are making progress internationally and are particularly excited about the opportunity in China as our partners open hundreds of stores for our brands. We also expect to continue to be acquisitive and today we announced that we are acquiring the worldwide rights for the Ed Hardy brand, which now puts us in complete control for the licensing and marketing of this brand. Looking ahead, we believe we are well positioned for continued growth as we expand our brands both in the U.S. and internationally, and acquire additional iconic brands."

2011 Guidance for Iconix Brand Group, Inc.:

To reflect the better than expected first quarter results and the Ed Hardy transaction, the Company is increasing its full year 2011 revenue guidance to a range of $355-$365 million from $340-$350 million. The Company is also raising its 2011 non-GAAP diluted EPS guidance to a range of $1.63-$1.68 from $1.53-$1.58 and raising its GAAP diluted EPS guidance to a range of $1.50-$1.55 from $1.40-$1.45. The Company now estimates that free cash flow for 2011 will be in a range of $167- $172 million. This guidance relates to the existing portfolio of brands only including the increased ownership of Ed Hardy, excludes any non-cash gains relating to this transaction and assumes no additional acquisitions.

Other Company News:

In a separate press release today, the Company announced it has acquired the worldwide master license for the Ed Hardy® brand from Nervous Tattoo. Through this transaction, the Company will gain control of the licensing and marketing functions, and increase its total ownership stake in the Ed Hardy brand to 85%.

Also, the Company announced today that  it has entered into an agreement settling a lawsuit filed by the Company in the Superior Court of California, Los Angeles County against Unzipped's former manager, supplier and distributor, Sweet, Azteca and ADS; and Hubert Guez, a principal of these entities and former member of the Company's board of directors (collectively referred to as the "Guez defendants"), pursuant to which the Guez Defendants and certain sureties paid the Company an aggregate of $27.7 million, including the $16.7 million previously paid in April and February 2011, in full satisfaction of their obligations to the Company.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC(R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R) and WAVERLY (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R), ED HARDY (R), ECKO (R), MARC ECKO (R), ZOO YORK (R), MATERIAL GIRL(TM) and PEANUTS (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate", "estimate", "expect", "confident", "continue", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	(Unaudited)
	Three Months Ended March 31,
	2011	2010

Licensing and other revenue	$92,356	$71,704

Selling, general and administrative expenses	32,005	22,318
Expenses related to specific litigation	47	6

Operating income	60,304	49,380

Interest expense and other, net	9,335	9,975

Equity earnings on joint ventures, net	(621)	(1,113)

Other expenses – net	8,714	8,862

Income before income taxes	51,590	40,518

Provision for income taxes	16,464	13,159

Net income	$35,126	$27,359

Net income attributable to non-controlling interest	3,694	2,585

Net income attributable to Iconix Brand Group, Inc.	$31,432	$24,774

Earnings per share:
Basic	$0.43	$0.35

Diluted	$0.42	$0.33

Weighted average number of common shares outstanding:
Basic	72,768	71,537

Diluted	75,370	74,426

Selected Balance Sheet Items:	(Unaudited)
(in thousands)	3/31/2011	12/31/2010

Total Assets	$1,922,717	$1,951,470
Total Liabilities	$749,874	$812,556
Total Stockholders' Equity	$1,172,843	$1,138,914

The following three tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP relating to the adoption of ASC Topic 470 as it relates to accounting for convertible debt, which became effective retroactively for the fiscal years beginning after December 15, 2008.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)
	(Unaudited)
	Three months ended
Net income reconciliation	March 31, 2011	March 31, 2010

Non-GAAP Net Income (1)	$33,743	$26,959

GAAP Net income	31,432	24,774

Add: Non-cash interest related to ASC Topic 470	3,522	3,347
Deduct: Income taxes related to non-cash interest	(1,211)	(1,162)
Net	2,311	2,185

Non-GAAP Net Income	$33,743	$26,959

	(Unaudited) Three months ended
Diluted EPS reconciliation	March 31, 2011	March 31, 2010

Non-GAAP Diluted EPS (1)	$0.45	$0.36

GAAP Diluted EPS	$0.42	$0.33

Add: Non-cash interest related to ASC Topic 470, net of tax	$0.03	$0.03

Non-GAAP Diluted EPS	$0.45	$0.36

	(Unaudited)		(Unaudited)
Forecasted Diluted EPS	Year Ending Dec. 31, 2011		Year Ended Dec. 31, 2010
	High	Low	Actual

Non-GAAP Diluted EPS (1)	$1.68	$1.63	$1.44

GAAP Diluted EPS	$1.55	$1.50	$1.32

Add: Non-cash interest related to ASC Topic 470, net of tax	$0.13	$0.13	$0.12
Non-GAAP Diluted EPS	$1.68	$1.63	$1.44

(1) Non-GAAP Net Income and Non-GAAP diluted EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest, net of tax, relating to the adoption of ASC Topic 470.  The Company believes these are useful financial measures in evaluating its financial condition because it is representative of only actual cash interest paid on outstanding debt.

(in thousands)

	(Unaudited)
	Three months ended
	March 31, 2011	March 31, 2010

EBITDA (1)	$58,793	$49,447

Reconciliation of EBITDA:
Net Income	31,432	24,774

Add: Income taxes	16,464	13,159

Add: Net interest expense	8,598	9,245

Add: Depreciation and amortization of certain intangibles	2,299	2,269
EBITDA	$58,793	$49,447

(1) EBITDA, a non-GAAP financial measure, represents income from operations before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing activities and capital expenditures.

(in thousands)
	(Unaudited) Three months ended
	March 31, 2011	March 31, 2010

Free Cash Flow (2)	$45,926	$40,060

Reconciliation of Free Cash Flow:
Net Income	31,432	24,774
Add: Non-cash income taxes, non-cash interest related to ASC Topic 470, depreciation, amortization of certain intangible assets and finance fees, non-cash compensation expense, bad debt expense and net non-cash equity earnings from certain joint ventures	16,307	15,310
Less: Capital expenditures	(1,813)	(24)

Free Cash Flow	$45,926	$40,060

	(Unaudited)
	Year Ending
(in thousands)	Dec. 31, 2011
	High	Low

Forecasted Free Cash Flow (2)	$172,000	$167,000

Reconciliation of Free Cash Flow:
Net Income	$118,000	$113,000
Add: Non-cash income taxes, non-cash interest related to ASC Topic 470, depreciation, amortization of certain intangible assets and finance fees, non-cash compensation expense, bad debt expense and net non-cash equity earnings from certain joint ventures	58,000	58,000

Less: Capital expenditures	(4,000)	(4,000)
Forecasted Free Cash Flow	$172,000	$167,000

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net non-cash equity earnings from joint ventures, non-cash income taxes, non-cash interest related to ASC Topic 470, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing activities and capital expenditures.

Contact Information:
Jaime Sheinheit
Investor Relations
Iconix Brand Group
212.730.0030